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                           INVESTORS' RIGHTS AGREEMENT

                                    IgX CORP.

                                December 24, 1997


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                           INVESTORS' RIGHTS AGREEMENT

         THIS INVESTORS' RIGHTS AGREEMENT is made as of the 24th day of December, 1997, by and among IgX Corp., a Delaware corporation (the "Company"), and the investors listed on Schedule "A" hereto, each of which is herein referred to as an "Investor," and sometimes collectively as "Investors."

                                 R E C I T A L S

         WHEREAS, the Company and certain of the Investors are parties to the Series B Preferred Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement");

         WHEREAS, in order to induce the Company to enter into the Stock Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Stock Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors and certain other matters as set forth herein;

         WHEREAS, certain of the Investors (the "Existing Investor(s)") hold the Company's Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the "Series A Preferred Stock"). The Series A Preferred Stock and Series B Preferred Stock is sometimes collectively referred to as the "Preferred Stock."

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Investors, the Existing Investors and the Company hereby agree as follows:

         1. Registration Rights. The Company covenants and agrees as follows:

                  1.1 Definitions. For purposes of this Section 1:

                           1.1.1 The term "Act" means the Securities Act of
1933, as amended.

                           1.1.2 The term "Form S-3" means such form under the
Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                           1.1.3 The term "Holder" means any person owning or
having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

                           1.1.4 The term "1934 Act" shall mean the Securities
Exchange Act of 1934, as amended.

                           1.1.5 The term "register," "registered," and
"registration" refer to a registration effected by preparing and filing a registration statement or similar document in

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compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                           1.1.6 The term "Registrable Securities" means (i) the
Common Stock issuable or issued upon conversion of the Series B Preferred Stock,
(ii) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, and (iii) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

                           1.1.7 The number of shares of "Registrable Securities
then outstanding" shall be determined by the number of shares of shares of Common Stock outstanding which are, and the number of shares of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

                           1.1.8 The term "SEC" shall mean the Securities and
Exchange Commission.

                  1.2 Request for Registration.

                           1.2.1 If the Company shall receive at any time after
the earlier of (i) December 31, 2000, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least forty percent (40%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $20,000,000), then the Company shall:

                           1.2.1.1 Within fifteen (15) days of the receipt
thereof, give written notice of such request to all Holders; and

                           1.2.1.2 Effect as soon as practicable, and in any
event within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2.2, within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5.

                           1.2.2 If the Holders initiating the registration
request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection

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1.2.1 and the Company shall include such information in the written notice referred to in subsection 1.2.1. The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4.5) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

                           1.2.3 Notwithstanding the foregoing, (a) if the
Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period; (b) if the Company has not filed a Registration Statement of any of its stock or securities under the Act upon a demand made by the holders of the Registrable Securities under Section 1.2.1(i) hereinabove, then such demand shall require the Company to proceed with the filing of a Registration Statement of its own shares of Common Stock under the Act, rather than the registration of shares of the Registrable Securities.

                           1.2.4 In addition, the Company shall not be obligated
to effect, or to take any action to effect, any registration pursuant to this
Section 1.2:

                           1.2.4.1 After the Company has effected two
registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

                           1.2.4.2 During the period starting with the date
sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

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                           1.2.4.3 If the Initiating Holders propose to dispose
of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

                  1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the initial public offering of the Company=s securities, the sale of securities to participants in a Company stock plan, an acquisition of a third party, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only shares of Common Stock being registered is shares of Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                  1.4 Obligations of the Company. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                           1.4.1 Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of shares of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

                           1.4.2 Prepare and file with the SEC such amendments
and supplements to such registration statement and the prospectus used in connection with such registration statement

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as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                           1.4.3 Furnish to the Holders such numbers of copies
of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                           1.4.4 Use its best efforts to register and qualify
the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

                           1.4.5 In the event of any underwritten public
offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                           1.4.6 Notify each Holder of Registrable Securities
covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                           1.4.7 Cause all such Registrable Securities
registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                           1.4.8 Subject to the requirements of Irish law,
provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                           1.4.9 Use its best efforts to furnish, at the request
of any Holder requesting registration of Registrable Securities pursuant to this
Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and
(ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent

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certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

                  1.5 Furnish Information.

                           1.5.1 It shall be a condition precedent to the
obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                           1.5.2 The Company shall have no obligation with
respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of subsection 1.5.1, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection
1.2.1 or subsection 1.12.2(2), whichever is applicable.

                  1.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section
1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one unused demand registration pursuant to Section 1.2.

                  1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, but excluding underwriting discounts and commissions relating to Registrable Securities.

                  1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the

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underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Selling Shareholders according to the total amount of securities entitled to be included therein owned by each Selling Shareholder or in such other proportions as shall mutually be agreed to by such Selling Shareholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the Selling Shareholders may be excluded if the underwriters make the determination described above and no other shareholder's securities are included or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any Selling Shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Selling Shareholder", and any pro- rata reduction with respect to such "Selling Shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Selling Shareholder", as defined in this sentence.

                  1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                           1.10.1 To the extent permitted by law, the Company
will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities to which they may become subject under the Act, or the 1934 Act or other applicable federal, state or foreign law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this

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subsection 1.10.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                           1.10.2 To the extent permitted by law, each selling
Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other applicable foreign, federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10.2, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection
1.10.2 exceed the gross proceeds from the offering received by such Holder.

                           1.10.3 Promptly after receipt by an indemnified party
under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.


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                           1.10.4 If the indemnification provided for in this
Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                           1.10.5 Notwithstanding the foregoing, to the extent
that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                           1.10.6 The obligations of the Company and Holders
under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                  1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                           1.11.1 Make and keep public information available, as
those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                           1.11.2 Take such action, including the voluntary
registration of its shares of Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                           1.11.3 File with the SEC in a timely manner all
reports and other documents required of the Company under the Act and the 1934 Act; and

                           1.11.4 Furnish to any Holder, so long as the Holder
owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with

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the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                           1.12.1 Promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                           1.12.2 As soon as practicable, effect such
registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this
Section 1.12: (1) if Form S-3 is not available for such offering by the Holders;
(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $250,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                           1.12.3 Subject to the foregoing, the Company shall
file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all

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registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

                  1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 7,795 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

                  1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section
1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection
1.2.1 or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

                  1.15 "Market Stand-Off" Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of shares of Common Stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except shares of Common Stock included in such registration; provided, however, that:

                           1.15.1 Such agreement shall be applicable only to the
first two such registration statements of the Company which covers shares of Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering during the two-year period following the effective date of a registration statement referenced in Section 1.2.1.2; and

                           1.15.2 Such market stand-off time period shall not
exceed twelve (12) months.


         In order to enforce the foregoing covenant, the Company may impose stop- transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         Notwithstanding the foregoing, the obligations described in this
Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

                 1.16 Termination of Registration Rights.

                           1.16.1 No Holder shall be entitled to exercise any
right provided for in this Section 1 after three (3) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

                           1.16.2 In addition, the right of any Holder to
request registration or inclusion in any registration pursuant to Section 1.3 shall terminate on the closing of the first Company-initiated registered public offering of shares of Common Stock of the Company if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period, or on such date after the closing of the first Company-initiated registered public offering of shares of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period; provided, however, that the provisions of this Section 1.16.2 shall not apply to any Holder who owns more than two percent (2%) of the Company's outstanding stock until such time as such Holder owns less than two percent (2%) of the outstanding stock of the Company.

         2. Covenants of the Company.

                 2.1 Delivery of Financial Statements. The Company shall deliver to each Investor:

                           2.1.1 As soon as practicable, but in any event within
ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("gaap"), and audited and certified by independent public accountants of internationally recognized standing selected by the Company;

                           2.1.2 As soon as practicable, but in any event within
forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter.

                           2.1.3 Within thirty (30) days of the end of each
month, an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail;

                           2.1.4 As soon as practicable, but in any event thirty
(30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

                           2.1.5 Such other information relating to the
financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection 2.1.5 or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

                 2.2 Inspection. The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

                 2.3 Termination of Information and Inspection Covenants. The covenants set forth in subsections 2.1.3, 2.1.4 and 2.1.5 and Section 2.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

                 2.4 Board Representation. As long as NEGF II, L.P. ("NEGF") owns not less than sixty-six and two-thirds percent (66 2/3%) of the shares of the Series B Preferred Stock it is purchasing hereunder (or an equivalent amount of shares of Common Stock issued upon conversion thereof), the Company shall use its best efforts to cause and maintain the election to the Board of Directors Edwin Snape or another representative of NEGF.

                 2.5 Independent Accountants. The Company agrees that it will retain independent public accountants of recognized international standing who shall certify the Company's financial statements at the end of each fiscal year. In the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter notify the Holders and will request the firm of independent public accountants whose services are terminated to deliver to the Holders a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing. In its notice to the Holders the Company shall state whether the change of accountants was recommended or approved by the Board of Directors of the Company or any committee thereof.

                 2.6 Right of First Offer. Subject to the terms and conditions specified in this Section 2.6, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.6, a Major Investor shall mean any Investor who holds shares of Registrable Securities. For purposes of this Section 2.6, Investor includes any general partners and affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

                 Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

                           2.6.1 The Company shall deliver a notice by certified
mail ("Notice") to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                           2.6.2 Within twenty (20) calendar days after giving
of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) issued and held, or issuable upon conversion of the Series A Preferred Stock then held, by all the Major Investors. The Company shall promptly, in writing, inform each Major Investor which purchases all the shares available to it ("Fully Exercising Investor") of any other Major Investor's failure to do likewise. During the ten-day period commencing after receipt of such information is given, each Fully Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Series B Preferred Stock then held, by such Fully Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Series B Preferred Stock then held, by all Fully Exercising Investors who wish to purchase some of the unsubscribed shares.

                           2.6.3 If all Shares referred to in the Notice, which
Investors are entitled to obtain pursuant to subsection 2.6.2, are not elected to be obtained as provided in subsection 2.6.2 hereof, the Company may, during the thirty (30) day period following the expiration of the period provided in subsection 2.6.2 hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

                           2.6.4 The right of first offer in this Section 2.6
shall not be applicable (i) to the issuance or sale of not to exceed 200,000 shares of Common Stock (or options therefor) to employees for the primary purpose of soliciting or retaining their employment; or (ii) the reissuance on one or more occasions of options (and/or the shares of Common Stock issuable on exercise thereof) from the Company's and/or IgX Limited's outstanding 1,048,357 options, or (iii) to or after consummation of a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act pursuant to a registration statement on Form S-1, (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (v) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise or (vi) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships.

                           2.6.5 The right of first refusal set forth in this
Section 2.6 may not be assigned or transferred, except that (i) such right is assignable by each Investor to any Permitted Transferee (as hereinafter defined), and (ii) such right is assignable between and among any of the Holders.

                 2.7 Key-Man Insurance. The Company shall within one hundred twenty (120) days of the date hereof use its best efforts to obtain from financially sound and reputable insurers term life insurance on the life of Albert J. Henry in the amount of Three Million Dollars ($3,000,000). The Company shall maintain said policy in full force and effect for a period of five (5) years from the date of Closing, with proceeds payable to the Company as loss payee, until such time as the Board of Directors determines that such insurance should be discontinued, or the premium for such insurance is cost prohibitive.

                 2.8 Co-Sale Rights.

                           2.8.1 Rights of Co-Sale. In the event any Existing
Investor and/or Investor (the "Selling Stockholder") desires, at any time, to sell, transfer, assign or otherwise dispose of any shares of Common Stock or shares convertible into or exercisable for Common Stock (whether no held or hereafter acquired) (the "Offered Shares"), or receives a bona fide offer from a third party to purchase such Offered Shares, in a transaction or series of related transactions which would result in the transfer to a "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) of 50% or more of the voting power of outstanding securities of the Company or which results in such person holding 50% or more of the voting power of outstanding securities of the Company (a "Control Transaction"), such Selling Stockholder shall deliver a notice (the "Notice") to the Company stating (i) the Selling Stockholder's bona fide intention to sell or transfer the Offered Shares, (ii) the number of such Shares to be sold or transferred, (iii) the price for which the Selling Stockholder proposes to sell or transfer such Offered Shares, (iv) the name of the proposed purchaser or transferee, or class of purchaser or transferee, and (v) all other material terms and provisions relating to the sale or transfer. The Secretary of the Company shall then promptly give notice of the contemplated transfer to each Investor, who shall have the right, exercisable upon written notice to the Selling Stockholder within twenty (20) days after receipt by such Investor from the Company of the notice described above, to participate in the Selling Stockholder's sale of Offered Shares. To the extent such Investor exercises such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares which the Selling Stockholder may sell pursuant to the Notice shall be correspondingly reduced. The right of participation of such Investor shall be subject to the following terms and conditions:

                           2.8.1.1 Each Investor may sell in such transaction
all or any part of that number of shares of Common Stock of the Company equal to the product obtained by multiplying (i) the sum of the total number of shares of Common Stock to be sold in such Control Transaction, plus the total number of shares of Common Stock issuable upon the conversion or exercise of warrants or convertible securities to be sold in such Control Transaction ("Common Equivalents"), by (ii) a fraction, the numerator of which is the number of shares of Underlying Common Stock then owned by such Investor, and the denominator of which is the sum of the aggregate number of shares of Underlying Common Stock then owned by the Investors plus the total number of shares of Common Stock and Common Equivalents owned by all other Stockholders proposing to sell shares in such Control Transaction. If required to permit each Investor to sell the number of shares set forth above, each Selling Stockholder participating in such transaction shall reduce the number of shares of Common Stock it proposes to sell in such transaction, but in no event below its pro rata shares of such shares determined in accordance with this Section 2.8.1.1. Such reduction shall be made pro rata among the Selling Stockholder participating in such transaction, in proportion to the aggregate number of shares of Common Stock then hold by each such Selling Stockholder and shares of Common Stock issuable upon conversion of convertible securities and exercise of warrants and options then held by each such Selling Stockholder;

                           2.8.1.2 The Investor may effect its participation in
the sale by delivering to the Selling Stockholder for transfer to the purchase offeror one or more certificates, properly endorsed for transfer, which represent:

                           2.8.1.2.1 the number of shares of Common Stock which
the Investor elects to sell purchase to this Section 2.8; or

                           2.8.1.2.2 that number of shares of Preferred Stock
which is at such time convertible into the number of shares of Common Stock which such purchase elects to sell pursuant to this Section 2.8; provided, however, that if the purchase offeror objects to the delivery of Preferred Stock in lieu of Common Stock, the Investor may convert and deliver Common Stock as provided in subparagraph 2.8.1.2.1 above.

                           2.8.2 Deliveries. The stock certificate or
certificates which a Investor delivers to the Selling Stockholder shall promptly thereafter remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale.

                           2.8.3 Prohibited Transfers. In the event any Investor
is not permitted by the Selling Stockholders or the purchase offeror to fully participate as set forth in Section 2.8 above, no Selling Stockholders may sell any of the Offered Shares. Any such transfer shall be void and without effect and shall not be reflected on the books and records of the Company.

                           2.8.4 Termination. The provisions of this Section 2.8
shall terminate upon the occurrence of any one of the following events: (i) the closing of an offering of the Company's Common Stock pursuant to a public offering; or (ii) the number of shares of Common Stock held by the Investors on an as-converted basis represent less than five percent (5%) of the fully diluted outstanding shares of Common Stock of the Company.

                           2.8.5 Amendment of Co-Sale Rights. Any provision of
this Section 3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Selling Stockholders to be affected and the Investor owning at least a majority of the shares of Common Stock issuable on conversion of the Preferred Stock.

         2.9 Offer to All Shareholders. In the event that a person ("Offeror") makes an offer ("Offer") to all stockholders of the Company to purchase all of the outstanding capital stock of the Company and the Offer is approved by the Company's stockholders in accordance with the Amended and Restated Certificate of Incorporation of the Company and the provisions of the general Corporation Law of the State of Delaware, each Investor hereby agrees to be bound by the Offer and to sell all of their respective shares to the Offeror on the terms and conditions contained in the Offer.

         30 Miscellaneous.

                 3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). The proposed transferee of any rights under this Agreement (including transferees of the Registrable Securities) shall be required to execute and deliver a counterpart copy of an amendment to this Agreement agreeing to be bound by all obligations and agreements of the transferor hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                 3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

                 3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                 3.5 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Any party may, at any time by giving ten (10) days' prior written notice to the other Members, designate any other address in substitution of the foregoing address to which such notice will be given. The addresses for such notice are as set forth on the signature pages to this Agreement.

                 3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                 3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

                 3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                 3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                 3.10 Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                 3.11 Permitted Transferees. Notwithstanding any provision in this Agreement to the contrary, subject to compliance with the applicable provisions of the Act, any Investor may transfer shares of Preferred Stock and/or Registrable Securities held by it without restriction as followings: (i) by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or (ii) the transfer by gift, will or intestate succession of any individual Investor to his or her spouse or to the siblings, lineal descendants or ancestors of such individual Investor or his or her spouse or (iii) by an Investor that is a corporation to the shareholders of such corporation pursuant to a distribution in kind to such shareholders, or,
(iv) in the case of NEGF to a SBIC of which NEGF is a principal investor; if, in each case, the transferee agrees in writing to be subject to the terms hereof to the same extent as if it, he or she were an original Investor hereunder.

                         [PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    IgX CORP.

                                    By:/s/ Albert J. Henry
                                       ----------------------------------------
                                           Albert J.  Henry, Chairman
                                    Address: c/o 4370 La Jolla Village Dr., #400
                                             La Jolla, California  92122

"Investors:"                        NEGF II, L.P.

                                    By:      New England Partners II, L.P.,
                                             its General Partner

                                    By:      NEGF Ventures, Inc.,
                                             its General Partner

                                    By:/s/ President
                                       ----------------------------------------
                                           President
                                    Address: One Boston Place, Suite 2100
                                             Boston, Massachusetts  02108-4406

                                    ENGLISH AND SCOTTISH, PLC

                                    By:/s/ Ian Beveridge
                                       ----------------------------------------
                                    Title:Secretary
                                          -------------------------------------
                                    Address:
                                            -----------------------------------
                                            -----------------------------------

                                    HENRY VENTURE II LIMITED

                                    By:/s/ Albert J. Henry
                                       ----------------------------------------
                                           Albert J.  Henry, Chairman
                                    Address: 100 Market Street
                                              Douglas
                                              Isle of Man

                       [SIGNATURES CONTINUE ON NEXT PAGE]

                                   IX LIMITED

                                    By:/s/ Director
                                       ----------------------------------------
                                    Title:
                                          -------------------------------------
                                    Address:
                                            -----------------------------------

                                            -----------------------------------

                                    /s/ Morton I. Kamien
                                    -------------------------------------------
                                    Morton I. Kamien
                                    Address: 1500 Sheridan Road
                                             Wilmette, Illinois  60091

                                    /s/ Lloyd E. Shefsky
                                    -------------------------------------------
                                    Lloyd E. Shefsky
                                    444 North Michigan Avenue
                                    Chicago, Illinois  60611

                                    MERIKEN NOMINEES

                                    By:/s/ Aiden Dougherty     /s/ G. Forbes
                                       ----------------------------------------
                                           Aiden Dougherty/G.Forbes
                                    Address: Alltrust & Banking Company, Ltd.
                                             The Aal Building
                                             4 North Church Street
                                             Georgetown, Grand Caymans
                                             Cayman Islands, British West Indies

                 [SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT]

                                  SCHEDULE "A"

                              SCHEDULE OF INVESTORS

Name

NEGF II, L.P.

English and Scottish PLC

Henry Venture II Limited

Morton I. Kamien

Lloyd E. Shefsky

IX Limited

Meriken Nominees

                                  Schedule A-1